Exhibit 23.1


                         Consent of Independent Auditors

     We consent to the incorporation by reference in the registration statements of DRS Technologies, Inc. on Form S-8 (No. 2-87303, No. 2-99986, No. 33-33125, No. 33-42886, and No. 333-14487), on Form S-3 (No. 33-64641, and No. 333-04929)
and on Form S-4 (No. 333-69751) of our report dated October 8, 1998, on our audits of the Statement of Assets to be Acquired and Liabilities to be Assumed as of December 31, 1997 of the EOS Business of Raytheon Company and the Statement of Direct Revenues and Direct Operating Expenses for the year ended December 31, 1997, which appears in the Current Report on Form 8-K of DRS Technologies, Inc. dated January 4, 1999, as amended.



/s/ PricewaterhouseCoopers LLP
Dallas, Texas
January 6, 1999